                              SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this "Agreement"), dated as of December 24, 1996, is among PMC International, Inc., a Colorado corporation (the "Company"), Bedford Capital Financial Corporation, a corporation organized under the laws of Liberia ("Bedford"), Kenneth S. Phillips, an individual ("Phillips"), David
L. Andrus, an individual ("Andrus") and Phillips & Andrus, LLC, a Colorado limited liability company ("HoldCo").


RECITALS

A. Concurrent with the execution and delivery of this Agreement, the Company is effecting the closing of a private placement (the "Offering") of its common stock ("Common Stock") pursuant to the terms of the Private Placement Memorandum dated November 11, 1996, as amended. Closing of the Offering is conditioned upon effectiveness of the restructuring of the relationship of the Company and its subsidiaries with Bedford as reflected in this Agreement and the Restructuring Agreement dated as of the date hereof among Bedford, the Company and the Company's subsidiaries.

B. Bedford, Phillips, Andrus and HoldCo, each of whom beneficially own Common Stock, are entering into this Agreement to define the circumstances under which each such party will vote his or its shares of Common Stock in favor of the Company board of directors nominee or nominees of the other parties, and for certain other purposes. Each person who now owns or hereafter acquires shares of Common Stock subject to the provisions of this Agreement, including initially Bedford, Phillips, Andrus and HoldCo, is sometimes referred to hereinafter as a "Shareholder" and Phillips, Andrus and HoldCo are collectively referred to hereinafter as "HoldCo Shareholders."


AGREEMENT

Section 1.  Board of Directors.

(a) Composition. Until such time as this Agreement is terminated or amended, the Company's Board of Directors shall consist of a maximum of seven persons.

(b)  Bedford Nominee and Joint Nominee.  For such time as Bedford


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beneficially owns (determined as provided in Rule 13d-3 under the Securities
Exchange Act of 1934, as amended (the "Exchange Act") or any equivalent successor rule, but excluding any shares as to which Bedford does not have a pecuniary interest as provided in the rules adopted under Section 16 of the Exchange Act) at least 10% of the Company's issued and outstanding Common Stock (all outstanding in the money options and warrants issued by the Company being assumed to have been exercised) Bedford shall be entitled to designate one person to be nominated as director of the Company (the "Bedford Nominee"). In addition, for such time as Bedford beneficially owns at least 5% of the Company's issued and outstanding Common Stock (beneficial ownership and issued and outstanding Common Stock being determined as specified above), Bedford and the HoldCo Shareholders shall be entitled to designate one person to be nominated as a director of the Company, such person to be reasonably acceptable to Bedford and the HoldCo Shareholders (the "Joint Nominee"). Bill Atkinson is deemed to be an acceptable Joint Nominee to Bedford and the HoldCo Shareholders so long as he is willing to serve as such.

(c) HoldCo Shareholder Nominees. During the term of this Agreement, the HoldCo Shareholders shall be entitled to designate three persons to be nominated as directors of the Company, at least one of whom shall be a senior member of the Company's management appointed as such after the date of this Agreement (the "HoldCo Shareholders Nominee").

(d) Voting Shares. At every annual meeting of shareholders of the Company and at every special meeting of the shareholders of the Company held for the purpose of electing directors of the Company, or in connection with the taking of any written consent to action in respect of the election of directors of the Company, (i) Bedford shall vote its shares of Common Stock in favor of the HoldCo Shareholder Nominees, (ii) Bedford and the HoldCo Shareholders shall vote their shares of Common Stock in favor of the Joint Nominee, and (iii) for such time as Bedford beneficially owns at least 10% of the Company's issued and outstanding Common Stock (beneficial ownership and issued and outstanding Common Stock being determined as specified above), the HoldCo Shareholders shall vote their respective shares of Common Stock in favor of the Bedford Nominee. All parties hereto agree to take such action as is reasonably requested by any other party in order to effect the parties' intent with respect to the election of directors and the other terms of this Agreement.

(e) New Shareholders. Bedford and the HoldCo Shareholders acknowledge that purchasers of Common Stock in connection with the Offering (the "New Shareholders") have been granted certain rights to nominate persons for election to the Company's board of directors pursuant to Section 7.2 of their respective subscription agreements


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with the Company (the "Subscription Agreements"), a copy of which is attached hereto as Exhibit A. Bedford and the HoldCo Shareholders agree to vote their respective shares of Common Stock or give written consents in favor of the nominees designated by the New Shareholders pursuant to the terms of such
Section 7.2. of the Subscription Agreements.

(f) Bedford Shares. For purposes of this Section 1, the number of shares of Common Stock owned by Bedford shall include (i) such number of the 3,000,000 shares of Common Stock owned as of or acquired by Bedford on or about December 24, 1996 in connection with the Restructuring (as such term is defined in the Private Placement Memorandum of the Company dated November 11, 1996, as supplemented December 23, 1996) as are subsequently distributed by Bedford to executive officers or directors of Bedford, (ii) such number of shares of Common Stock issued pursuant to Warrants to purchase up to 150,000 shares of Common Stock acquired by Bedford in connection with the Restructuring and subsequently distributed to executive officers and directors of Bedford, (iii) such number of shares of Common Stock acquired by Bedford upon exercise of an option given by the LLC, in each such case where beneficially owned (determined as provided above) by such executive officers or directors as of the date of determination.

Section 2.  Restrictions on Transfer of Common Stock.

(a) Certain Transfers Prohibited. Except as provided in Section 2(b), no Shareholder may sell, assign, pledge or otherwise transfer or encumber in any manner or by any means whatsoever (collectively, a "Transfer") any shares of Common Stock which such Shareholder may now own or may hereafter acquire, unless the transferee shall agree in writing to be bound by the provisions of this Agreement with respect to shares of Common Stock such transferee acquires. Any purported Transfer in violation of this Agreement shall be void and ineffective and shall not operate to Transfer any interest or title to the purported transferee.

(b) Certain Sales and Transfers Permitted. The restrictions on Transfers provided under Section 2(a) shall not be applicable with respect (i) to any Transfer of Common Stock effected pursuant to a public sale or distribution,
(ii) to any Transfer to the Company or (iii) to a Transfer pursuant to a bona fide pledge to an independent third party. For purposes hereof, the term "public sale" shall mean any sale of Common Stock to the public pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the


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Securities Act.

Section 3. Restrictive Legend. The following legend shall be placed on each certificate representing a Shareholder's shares of Common
Stock, including any certificates hereafter acquired by a Shareholder:

The shares represented by this certificate are subject to certain restrictions on transfer and other agreements as set forth in a Shareholders Agreement, dated effective as of December 24, 1996, among PMC International, Inc., Bedford Capital Financial Corporation, Kenneth S. Phillips, David L. Andrus and Phillips & Andrus, LLC, copies of which are on file in the office of the corporation.

Section 4. Termination. This Agreement shall terminate upon the earliest of (i) written consent of the Shareholders; (ii) at such time as Bedford beneficially owns less than 5% of the Company's issued and outstanding Common Stock (beneficial ownership and issued and outstanding Common Stock being determined as specified above); and (iii) December 20, 2006.

Section 5  Miscellaneous.

(a) Further Assurances. From time to time after the date of this Agreement, the Shareholders shall execute and deliver such other instruments and documents and shall take such other actions as the other Shareholders may reasonably request to effectuate the transactions contemplated by this Agreement.

(b) Modification. This Agreement may be modified only by written instrument properly executed by or on behalf of the Shareholders.

(c) Governing Law. This Agreement is a contract entered into in the State of Colorado, and shall be construed and enforced in accordance with the laws of the State of Colorado without reference to Colorado's conflicts of laws principles.

(d) Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction of the courts of the City and County of Denver, Colorado or the federal district courts located in the City and County of Denver. The Shareholders agree that any breach of any term or condition of this Agreement shall be deemed to be breach occurring in the State of Colorado by virtue of a failure to perform any act required to be performed in the State of Colorado and irrevocably and expressly agree to submit to the jurisdiction of the courts of the City and County of Denver, Colorado and the federal district courts located in the City and County of Denver, State of Colorado for the purpose of resolving any disputes among the Shareholders relating to


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this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in the City and County of Denver, Colorado, and further irrevocably waive any claim that any suit, action or proceeding brought in the City and County of Denver, Colorado has been brought in an inconvenient forum.

(e) Waiver. No waiver by any Shareholder, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the Shareholder's rights under such provisions at any other time or a waiver of the Shareholder's rights under any other provision of this Agreement. No failure by any Shareholder to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former Shareholder's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other Shareholder.

(f) Severability. If any one or more of the provisions contained in this Agreement shall be declared invalid, illegal or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and the provision held to be invalid, illegal or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity, illegality or unenforceability.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, including all counterparts received by facsimile transmission, but all of which together shall constitute one and the same instrument.

(h) Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

(i) Notices. All notices given hereunder shall be in writing, shall be given by overnight courier service, telecopy, facsimile or copy delivered by hand, and,
(i) if delivered by overnight air courier service, shall be deemed received one Business Day after having been deposited with such overnight air courier service, postage prepaid, and (ii) if delivered by telex, telecopy or hand delivery, shall be deemed received on the day the notice is sent, in each case addressed as follows:


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If to Bedford, to:

Bedford Capital Financial Corporation
2nd Floor
Charlotte Hs.
Shirly Street
Nassau, Bahamas
Attention:  Richard C. Mauran, Chairman
            and CEO and Suzanne J. Black,
            Treasurer and CFO

With a copy to:

Karen L. Barsch, Esq.
Otten, Johnson, Robinson, Neff & Ragonetti, P.C.
950 Seventeenth Street, Suite 1600
Denver, Colorado 80202

If to the Company, to:

PMC International, Inc.
555 17th Street
Suite 1400
Denver, Colorado  80202
Attention:  Chief Executive Officer

With a copy to:

Holme Roberts & Owen LLP
1700 Lincoln
Suite 4100
Denver, CO  80206
Attention:  Francis R. Wheeler

If to Phillips, to:

Kenneth S. Phillips
c/o PMC International, Inc.
555 17th Street
Suite 1400
Denver, Colorado  80202

If to Andrus, to:

David L. Andrus
c/o PMC International, Inc.


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555 17th Street
Suite 1400
Denver, Colorado  80202

If to Phillips & Andrus, LLC

c/o, PMC international, Inc.
555 17th Street
Suite 1400
Denver, Colorado  80202
Attention: Kenneth S. Phillips

Any party may, by written notice so delivered to the others, change the address or facsimile number to which delivery shall thereafter be made.

(j) Remedies Not Exclusive. No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy. The election of any one remedy by a party shall not constitute a waiver of the right to pursue other available remedies.

(k) Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their successors, assigns, transferees, heirs and legal representatives, including all persons who acquire shares of Common Stock from a party subject to this Agreement.

(l) Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall immediately pay upon demand, all reasonable fees and expenses of counsel for the prevailing party.

(m) Arbitration. The parties hereby agree that any legal suit, dispute, claim, demand, controversy or cause of action of every kind and nature whatsoever, known or unknown, fixed or contingent, that either may now have or at any time in the future claim to have based in whole or in part, or arising from or out of or that in any way is related to the negotiations, execution, interpretation or enforcement of this Agreement (collectively, the "Disputes") shall be completely and finally settled by submission of any such Disputes to arbitration under the rules of the American Arbitration Association ("AAA") then in effect. There shall be one arbitrator, and such arbitrator shall be chosen by mutual agreement of the parties in accordance with AAA rules. Unless the parties agree otherwise, the arbitration proceedings shall take place in Denver, Colorado. Notice of demand for arbitration shall be filed in writing with the other party to this


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Agreement and with the AAA. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such Dispute would be barred by the applicable statute of limitations. The findings of the arbitrator shall be final and binding on the parties. Judgment on such award may be entered in any court of competent jurisdiction, or application may be made to that court for a judicial acceptance of the award and an order or enforcement, as the party seeking to enforce that award may elect.

(n) Existing Shareholder Agreement. This Agreement replaces in its entirety the Shareholders Agreement dated as of July 26, 1995, by the Company, Bedford, Phillips, Andrus and HoldCo., which is hereby terminated.


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

PMC INTERNATIONAL, INC., a Colorado corporation


By: /s/  KENNETH S. PHILLIPS
   -------------------------------------
   Kenneth S. Phillips, President & CEO

BEDFORD CAPITAL FINANCIAL CORPORATION, a Liberia corporation


By:  /s/  KENNETH S. PHILLIPS
   -------------------------------------
   Kenneth S. Phillips, Chairman,
     President & CEO

By:  /s/  DAVID L. ANDRUS
   -------------------------------------
   David L. Andrus


PHILLIPS & ANDRUS, LLC, a Colorado limited liability company


By: /s/  KENNETH S. PHILLIPS
   -------------------------------------
   Kenneth S. Phillips, Manager



EXHIBIT A

Section 7.2 to the Subscription Agreements

Directorships. At a date (or dates) mutually acceptable to the Company, the Subscriber and the Other Subscribers (which date shall be no more than 90 days following the Closing unless the Subscriber and the Other Subscribers shall agree), the Company shall cause its Board of Directors to be expanded by two and shall appoint a director selected by the Subscriber and the Other Subscribers (the "Subscribers' Director") and a director who is mutually acceptable to the Company, the Subscriber and the Other Subscribers (the "Mutually Acceptable Director"), which Mutually Acceptable Director shall initially be Emmett J. Daly. D. Porter Bibb shall continue to serve as a member of the Board of Directors until the earlier of such time as both the Subscribers' Director and the Mutually acceptable Director have been appointed as such or his voluntary resignation from the Board of Directors. The Company agrees to nominate for director and solicit proxies or consents in favor of the
(a) Subscribers' Director


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for so long as the Subscriber and the Other Subscribers own, individually or in the aggregate, 10% or more of the outstanding Common Stock and (b) Mutually Acceptable Director for so long as the Subscriber and the Other Subscribers own, individually or in the aggregate, 5% or more of the outstanding Common Stock.









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